                                                                  EXECUTION COPY

                                                                   EXHIBIT 10.20


                            ASSET PURCHASE AGREEMENT

                          dated as of November 10, 1999

                                      among

                    STAIRMASTER SPORTS/MEDICAL PRODUCTS, INC.

                                       and

                           QUINTON INSTRUMENT COMPANY

                                       and

                              QUINTON FITNESS, INC.

                                TABLE OF CONTENTS

                                                                             Page
                                                                             ----
                                    ARTICLE I
                                   DEFINITIONS

Section 1.1.  Definitions .................................................    1
Section 1.2.  Miscellaneous Terms and Usage ...............................    8

                                   ARTICLE II
                                PURCHASE AND SALE

Section 2.1.  Purchased Assets ............................................    9
Section 2.2.  Excluded Assets .............................................    9
Section 2.3.  Assumed Liabilities .........................................    9
Section 2.4.  Excluded Liabilities ........................................    9

                                   ARTICLE III
                                 PURCHASE PRICE

Section 3.1.  Purchase Price ..............................................    9
Section 3.2.  Post-Closing Adjustment to Purchase Price ...................    9
Section 3.3.  Allocation of Purchase Price ................................   10

                                   ARTICLE IV
                                     CLOSING

Section 4.1.  Closing Date ................................................   11
Section 4.2.  Payment on the Closing Date .................................   11

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

Section 5.1.  Authorization, etc. .........................................   11
Section 5.2.  Corporate Status ............................................   12
Section 5.3.  No Conflicts, etc. ..........................................   12
Section 5.4.  Financial Statement, Etc ....................................   13
Section 5.5.  Absence of Undisclosed Liabilities ..........................   13
Section 5.6.  Taxes .......................................................   13
Section 5.7.  Absence of Changes ..........................................   14
Section 5.8.  Litigation ..................................................   16
Section 5.9.  Compliance with Laws; Governmental Approvals and Consents;
              Governmental Contracts ......................................   16

                                                                             Page
                                                                             ----
Section 5.10. Operation of the Fitness Business ...........................   16
Section 5.11. Purchased Assets ............................................   16
Section 5.12. Contracts ...................................................   17
Section 5.13. Territorial Restrictions ....................................   19
Section 5.14. Inventories .................................................   19
Section 5.15. Customers ...................................................   19
Section 5.16. Products ....................................................   20
Section 5.17. Intellectual Property .......................................   20
Section 5.18. Environmental Matters .......................................   22
Section 5.19. Employees, Labor Matters, etc. ..............................   23
Section 5.20. Employee Benefit Plans and Related Matters ..................   23
Section 5.21. Brokers, Finders, etc. ......................................   24
Section 5.22. Disclosure ..................................................   24
Section 5.23. Receivables .................................................   24
Section 5.24. Purchase of StairMaster Common Stock ........................   24


                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 6.1.  Representations and Warranties of Buyer .....................   26


                                   ARTICLE VII
                        ACTIONS PRIOR TO THE CLOSING DATE

Section 7.1.  Investigation by Buyer ......................................   27
Section 7.2.  Preserve Accuracy of Representations and Warranties .........   27
Section 7.3.  Consents of Third Parties ...................................   27
Section 7.4   Hart-Scott-Rodino Notification ..............................   28

                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

Section 8.1.  Use of Trademarks ...........................................   28
Section 8.2.  Confidentiality .............................................   28
Section 8.3.  Taxes .......................................................   29
Section 8.4.  Delivery of Possession ......................................   29
Section 8.5.  Further Assurances ..........................................   30
Section 8.6.  Financing ...................................................   30
Section 8.7.  Non-Solicitation ............................................   30
Section 8.8.  Conduct of Business .........................................   30
Section 8.9.  Covenant Not to Compete .....................................   31

                                                                             Page
                                                                             ----
                                   ARTICLE IX
                             CONDITIONS PRECEDENT TO
            OBLIGATIONS OF BUYER, MEDICAL QUINTON AND FITNESS QUINTON

Section 9.1.  Conditions to Obligations of Buyer ..........................   32
Section 9.2.  Conditions to Obligations of Sellers ........................   34

                                    ARTICLE X
                                 INDEMNIFICATION

Section 10.1. Indemnification by Sellers ..................................   35
Section 10.2. Sellers' Indemnity Limitations ..............................   36
Section 10.3. Indemnification by Buyer ....................................   36
Section 10.4. Buyer's Indemnity Limitations ...............................   37
Section 10.5. Indemnification Procedures ..................................   37
Section 10.6. Sole and Exclusive Remedy ...................................   38
Section 10.7. Tax Treatment of the Indemnity Payments .....................   39

                                   ARTICLE XI
                                   TERMINATION

Section 11.1. Termination .................................................   39
Section 11.2. Notice of Termination .......................................   39
Section 11.3. Effect of Termination .......................................   39
Section 11.4. Liquidated Damages ..........................................   39

                                   ARTICLE XII
                               GENERAL PROVISIONS

Section 12.1. No Public Announcement ......................................   40
Section 12.2. Notices .....................................................   40
Section 12.3. Successors and Assigns ......................................   42
Section 12.4. Entire Agreement:  Amendments, etc. .........................   42
Section 12.5. Interpretation ..............................................   42
Section 12.6. Waivers .....................................................   42
Section 12.7. Expenses ....................................................   43
Section 12.8. Execution in Counterparts ...................................   43
Section 12.9. Governing Law ...............................................   43

EXHIBITS AND SCHEDULES

Exhibit A                   Form of Assignment
Exhibit B                   Form of Assumption Agreement
Exhibit C                   Form of Note
Exhibit D                   Form of Sublease Agreement
Exhibit E                   Form of Supply Agreement
Exhibit F                   Form of Technology License
Exhibit G                   Form of Trademark License
Exhibit H                   Form of Escrow Agreement
Exhibit I                   Form of Opinion of Greene Radovsky Maloney & Share LLP
Exhibit J                   Form of Opinion of Debevoise & Plimpton
Schedule 1.1-1              Assumed Liabilities
Schedule 1.1-2              Excluded Assets
Schedule 1.1-3              Purchased Assets
Schedule 1.1-4              September 30,1999 Balance Sheet of the Fitness Business
Schedule 5.2(b)             Corporate Status
Schedule 5.3                Conflicts
Schedule 5.5                Liabilities
Schedule 5.7                Changes
Schedule 5.8                Litigation, etc.
Schedule 5.9(a)             Compliance with Laws
Schedule 5.9(b)             Consents
Schedule 5.10               Operation of Fitness Business
Schedule 5.11               Title to Purchased Assets
Schedule 5.12(a)            Contracts
Schedule 5.12(c)            Defaults, Required Consents, etc., under Contracts
Schedule 5.12(d)            Powers of Attorney
Schedule 5.13               Territorial Restrictions
Schedule 5.14               Inventories
Schedule 5.15               Customers
Schedule 5.16(a)            Warranties Product Liability
Schedule 5.16(b)            Product Liability
Schedule 5.17(a)            Owned Intellectual Property
Schedule 5.17(c)            Intellectual Property Infringement
Schedule 5.17(d)            Intellectual Property Litigation
Schedule 5.17(e)            Licensing Arrangements
Schedule 5.17(g)            Use of Name and Mark
Schedule 5.18(a)            Environmental Permits
Schedule 5.18(c)            No Actions with Respect to Environmental Matters
Schedule 5.23               Receivables

                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT ("Agreement") is dated as of November 10, 1999, among StairMaster Sports/Medical Products, Inc., a Delaware corporation, as purchaser ("Buyer"), Quinton Instrument Company, a Washington corporation ("Medical Quinton") and Quinton Fitness, Inc., a Delaware corporation and wholly owned subsidiary of Medical Quinton ("Fitness Quinton"). Medical Quinton and Fitness Quinton are sometimes referred to herein individually as a "Seller" and collectively as "Sellers".

                                    RECITALS:

      A. Fitness Quinton is engaged in the business of designing, manufacturing, and selling certain treadmills and certain related products to the fitness, rehabilitation, and medical communities;

      B. Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, substantially all their assets and properties associated with the Fitness Business, subject to and as more fully described below.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, Buyer, Medical Quinton and Fitness Quinton hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Section 1.1. Definitions. In this Agreement, in addition to the defined terms used elsewhere, the following terms have the following meanings:

      "Adjusted Net Current Assets" means the excess of (i) the sum of the inventory, receivables, prepaid expenses plus other current assets of the Fitness Business over (ii) the sum of the following liabilities (excluding, however, any payables attributable to employee benefits and wage expenses, intercompany accounts payable, product liability claims or taxes other than sales taxes and state income taxes relating to sales of products of the Fitness Business): accounts payable, royalties payable, accrued expenses, deferred service revenue plus accrued warranty of the Fitness Business computed on an accrual basis in accordance with GAAP, applied on a consistent basis with the prior application of GAAP and using the same accounting methods, policies, practices, principles and classifications as were used in the preparation of the balance sheet as of September 30, 1999 attached hereto as Schedule 1.1-4.

      "Adjusted Net Current Assets Computation" has the meaning given such term in Section 3.2(b).

      "Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

      "Aggregate Threshold" has the meaning given to such term in Section
10.2(b).

      "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), or Consents, rules, regulations, ordinances, codes or orders of, with or to any Governmental Body and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Body.

      "Assignment" means the assignment pursuant to which the Purchased Assets are transferred to Buyer, substantially in the form attached hereto as Exhibit A.

      "Assumed Liabilities" means those liabilities and obligations to be assumed by Buyer, as set forth on Schedule 1.1-1, but excluding the Excluded Liabilities.

      "Assumption Agreement" means the assumption agreement, to be delivered by Buyer, pursuant to which Buyer assumes the Assumed Liabilities, substantially in the form attached hereto as Exhibit B.

      "Buyer" has the meaning given to it in the preamble to this Agreement.

      "Buyer Indemnitees" has the meaning given to it in Section 10.1.

      "Buyer Protected Information" means any information concerning the Fitness Business that is proprietary, confidential, and not otherwise publicly available, including without limitation Fitness Quinton's or Medical Quinton's patents, pending patent applications, costs of manufacturing and financial data relating to treadmill models SR60, CR60, ST55, and ST65, the Products or the Predecessor Versions, except as such information (x) becomes generally available to the public other than as a result of a disclosure by Medical Quinton, Fitness Quinton or any of their Affiliates, or (y) is required to be disclosed by law or legal process by Medical Quinton, Fitness Quinton or any of their Affiliates, and except to the extent such information relates to the Excluded Assets.

      "Closing" means the closing of the transfer of the Purchased Assets to Buyer and the assumption of the Assumed Liabilities by Buyer.

      "Closing Date" means the time and date on which the Closing actually occurs.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Collateral Documents" means, collectively, the Assignment, the Assumption Agreement, the Escrow Agreement, the Sublease Agreement, the Supply Agreement, the Trademark License, the Technology License, the Transition Services Agreement and any other agreements, instrument and documents being or to be executed and delivered under this Agreement or in connection herewith, including any assignment of patents or patent applications or related documents to be filed with the U.S. Patent and Trademark Office.

      "Computer Systems" has the meaning given to it in Section 5.17(h).

      "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Body.

      "Contract" has the meaning given to it in Section 5.12(a).

      "Environmental Laws" means (i) all Applicable Laws relating to the protection of the environment (including natural resources), to human health and safety, to natural resources, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Substances, (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials, and (iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

      "Environmental Permits" means any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization with respect to either Fitness Quinton or Medical Quinton necessary for the conduct of the Fitness Business as currently conducted or previously conducted under any Environmental Law.

      "Escrow Agreement" means the Escrow Agreement in the form attached as Exhibit H.

      "Excluded Assets" means those assets of Sellers excluded from the Purchased Assets, as provided in Schedule 1.1-2.

      "Excluded Liabilities" means any liability or obligation of Sellers or any liability or obligation with respect to the Fitness Business, in each case not described or set forth on Schedule 1.1-1.

      "Fitness Business" means that portion of the business and operations of Sellers primarily related to (x) the treadmill and related fitness business (including the Monark bicycle business) and (y) the manufacture by Fitness Quinton of components supplied to Medical Quinton.

      "Fitness Quinton" has the meaning given to it in the preamble to this Agreement.

      "GAAP" means United States generally accepted accounting principles.

      "Governmental Body" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

      "Hazardous Substances" means any substance that: (i) is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (ii) requires investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as "hazardous" or "toxic" thereunder.

      "Indemnifying Party" has the meaning given to it in Section 10.5.

      "Indemnitee" has the meaning given to it in Section 10.5.

      "Intellectual Property" means any and all United States and foreign: (a) patents (including design patents, industrial designs and utility models) and patent applications (including docketed patent disclosures awaiting filing, reissues, divisions, continuations-in-part and extensions), patent disclosures awaiting filing determination, inventions and improvements thereto; (b) trademarks, service marks, trade names, trade dress, logos, business and product names, slogans, and registrations and applications for registration thereof; (c) copyrights and registrations thereof; (d) Software and firmware; (e) inventions, processes, designs, formulae, trade secrets, know-how, industrial models, confidential, business and technical information, manufacturing, engineering and technical drawings and product specifications; (f) mask work and other semiconductor chip rights and registrations thereof; (g) intellectual property rights similar to any of the foregoing;

(h) copies and tangible embodiments thereof (in whatever form or medium, including electronic media).

      "Intellectual Property Assets" means all Intellectual Property and all rights thereunder or in respect thereof primarily relating to (or used or held for use) in connection with the Fitness Business, including, but not limited to, rights to sue for and remedies against past, present and future infringements thereof, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments thereof.

      "Inventories" means all inventories of raw materials, work in process, finished products, goods, spare parts, replacement and component parts, including inventories held at any location controlled by Fitness Quinton or Medical Quinton or any of their Affiliates and inventories previously purchased and in transit to Fitness Quinton or Medical Quinton or any of their Affiliates at such location, in each case related to the Fitness Business;

      "Lien" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.

      "Loss" and "Losses" have the respective meanings given to them in Section 10.1.

      "Material Adverse Effect" means any event, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, sales prospects, results of operations, financial condition, properties (including intangible properties), assets including intangible assets) or liabilities of the Fitness Business.

      "Medical Quinton" has the meaning given to it in the preamble to this Agreement.

      "Non-Fitness Business" means all of the business and operations of Sellers other than the Fitness Business.

      "Note" means the note payable to Fitness Quinton in the amount of $1,000,000, in the form attached as Exhibit C hereto.

      "Permitted Liens" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, and
(c) liens granted to Silicon Valley Bank as of the date hereof.

      "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

      "Predecessor Versions" means treadmill products in the Q-Series, Club Track, Club Track Plus, Club Track H.R., Club Track H.R. Plus, SR60, CR60, ST55, and ST65 product lines which were but are no longer produced by Medical Quinton as of the date of this Agreement.

      "Products" means the current Q-65, Club Track, Club Track Plus, Club Track H.R. and Club Track H.R. Plus treadmill products designed or manufactured by Sellers.

      "Purchased Assets" means the assets of Fitness Quinton, and, to the extent owned by it, Medical Quinton, wherever located, tangible or intangible, used primarily in connection with the Fitness Business as the same shall exist on the Closing Date, including those set forth on Schedule 1.1-3, but excluding the Excluded Assets.

      "Registration Rights Agreement" means the Registration Rights Agreement, dated as of September 5, 1997, between StairMaster Holdings, Inc. and the parties listed therein.

      "Release" means any releasing, disposing, discharging, leaking, leaching, dumping, seeping, migration, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

      "Remedial Action" means all actions required to investigate, clean up, remove, treat or in any other way remediate any Hazardous Substances, or prevent the release of Hazardous Substances into the environment.

      "Seller Indemnitees" has the meaning given to it in Section 10.3.

      "Seller Protected Information" means any information concerning the Non-Fitness Business that is proprietary, confidential, and not otherwise publicly available, including without limitation business or technical information concerning Seller's costs of manufacturing and financial data relating to any products or business of Sellers relating to the Non-Fitness Business, except as such information (x) becomes generally available to the public other than as a result of a disclosure by any of the Sellers or (y) is required to be disclosed by law or legal process by the Sellers and except to the extent such information relates to the Purchased Assets.

      "Shares" has the meaning given it in Section 3.1.

      "Software" means all computer software, including but not limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar items), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

      "Stock Subscription Agreement" means the Stock Subscription Agreement between StairMaster Holding, Inc. and Fitness Quinton in the form as the parties shall mutually agree.

      "Sublease Agreement" means a sublease agreement for a portion of the facility located in Bothell, Washington, leased by Medical Quinton to be entered into as of the Closing Date between Medical Quinton, as sublessor, and Buyer, as sublessee, in substantially the form attached as Exhibit D hereto.

      "Subleased Premises" means the premises at the facility located in Bothell, Washington, leased by Medical Quinton, which are to be subleased by Buyer from Medical Quinton in accordance with the terms of and pursuant to the Sublease Agreement.

      "Supply Agreement" means the Supply and Distributorship Agreement to be entered into as of the Closing Date between Buyer and Medical Quinton, in the form attached as Exhibit E hereto.

      "Tax" means any federal, state, provincial, local, foreign or other income, alter-native, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).

      "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Technology License" means the Technology License Agreement to be entered into as of the Closing Date between Buyer and Medical Quinton in the form attached as Exhibit F hereto.

      "Territory" means medical diagnostic testing and rehabilitation facilities where subjects are monitored with medical equipment by medical personnel. These facilities can be a hospital, medical research facility, doctor's office or rehabilitation center. Hospital wellness centers and community-based wellness centers are not considered part of the Territory except for segregated locations within such wellness centers where cardiac or cardio-pulmonary rehabilitation is monitored with medical equipment by medical personnel.

      "Trademark License" means the Trademark License Agreement relating to use of the "Quinton" mark to be entered into as of the Closing Date between Buyer, as licensee, and Medical Quinton, as licensor, in the form attached as Exhibit G hereto.

      "Transition Services Agreement" means the Transition Services Agreement to be entered into as of the Closing Date between Buyer and Medical Quinton, in such form as the parties shall mutually agree.

      "Year 2000 Compliant" means that Software, hardware and embedded microcontrollers in non-computer equipment (x) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (y) operate or are expected to operate on a basis comparable to their current operation during and after calendar year A.D. 2000, including but not limited to leap years; and (z) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

      Section 1.2. Miscellaneous Terms and Usage. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not a limitation. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender or singular or plural, as the context requires. All terms defined herein shall be equally applicable to both the singular and plural forms. Any agreement referred to Section 1.1 shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement. The term "herein" means this Agreement, including the Schedules and Exhibits hereto. The term "business day" means any day, other than Saturday, Sunday or a federal or State of Washington legal holiday.

                                   ARTICLE II
                                PURCHASE AND SALE

      Section 2.1. Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Fitness Quinton and, to the extent that Medical Quinton owns any Purchased Assets, Medical Quinton shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from such Sellers, the Purchased Assets.

      Section 2.2. Excluded Assets. The Purchased Assets shall not include any of the Excluded Assets.

      Section 2.3. Assumed Liabilities. On the Closing Date, pursuant to the Assumption Agreement, Buyer shall assume and agree to pay, perform, or otherwise discharge the Assumed Liabilities.

      Section 2.4. Excluded Liabilities. Notwithstanding Section 2.3, Buyer shall not assume or incur or be obligated or become liable to pay, perform or otherwise discharge any Excluded Liabilities.

                                   ARTICLE III
                                 PURCHASE PRICE

      Section 3.1. Purchase Price. On the terms and subject to the conditions set forth in this Agreement, in consideration for the Purchased Assets and the covenant not to compete set forth in Section 8.9, Buyer agrees to cause to be paid to Sellers at the Closing: (x) TWELVE MILLION DOLLARS ($12,000,000), (y) a $1,000,000 Subordinated Promissory Note in the form of Exhibit C and (z) 23,077 shares (the "Shares") of common stock, par value $.01 per share, of StairMaster Holding, Inc. (collectively the "Purchase Price"), and to assume the Assumed Liabilities as provided in Section 2.3. The Purchase Price shall be payable at the Closing pursuant to Section 4.2, and later shall be adjusted pursuant to
Section 3.2.

      Section 3.2. Post-Closing Adjustment to Purchase Price. The Purchase Price provided for in Section 3.1 hereof has been determined on the assumption that the amount of Adjusted Net Current Assets of the Fitness Business as of the Closing Date and immediately prior to the Closing is not less than $3,600,00 and not greater than $4,200,000.

      (b) As soon as reasonably practical following (but not more than 45 days after) the Closing Date, Sellers shall cause to be prepared and delivered to Buyer the Adjusted Net Current Assets of the Fitness Business as of the Closing Date and immediately prior to the Closing (the "Adjusted Net Current Assets Computation"). All expenses incurred in connection with the preparation of the Adjusted Net Current Assets Computation shall be the responsibility of Sellers. To assist the Buyer in its review of the Adjusted Net Current Assets Computation, Sellers shall make available to the Buyer simultaneously with the Adjusted Net Current Assets Computation, all work papers prepared in connection therewith.

      (c) The Adjusted Net Current Assets Computation shall become final and binding upon the parties unless, within 30 days following its submittal to the Buyer, the Buyer notifies Sellers of its objection thereto in reasonable detail. If the Buyer does so notify Sellers of its objection to the Adjusted Net Current Assets Computation, Sellers and Buyer shall negotiate in good faith to resolve any differences. If within 15 days following the receipt of such notice by Sellers, such differences have not been resolved, they shall be resolved by an independent "big five" accounting firm (other than Sellers accountants). If Buyer and the Sellers cannot agree on the independent accounting firm to be retained, Buyer, on the one hand, and the Sellers, on the other hand, shall each submit the name of one accounting firm that satisfies the qualifications set forth in this Section 3.2(c), and the independent accounting firm shall be selected by lot from those two firms. Such accounting firm's opinion thereon and the resulting Adjusted Net Current Assets Computation shall be final, binding and not subject to any appeal. The fees and expenses of such accounting firm shall be paid by one-half by Sellers and one-half by Buyer.

      (d) Within 10 days following the final determination of the Adjusted Net Current Assets Computation, (i) if the Adjusted Net Current Assets Computation is less than $3,600,000, the Sellers shall pay Buyer, as a reduction in the Purchase Price paid at the Closing, the amount of such deficiency or (ii) if the Adjusted Net Current Assets Computation is greater than $4,200,000, the Buyer shall pay Sellers, as an increase in the Purchase Price paid at the Closing, the amount of such excess. Such amounts shall be paid by wire transfer of immediately available funds.

      Section 3.3. Allocation of Purchase Price. The aggregate amount of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with section 1060 of the Code and the Treasury regulations thereunder. In connection with the preparation of the foregoing allocations, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. Each of the parties shall (and shall cause its Affiliates to) report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form
8594) in a manner consistent with the forgoing allocations.

                                   ARTICLE IV
                                     CLOSING

      Section 4.1. Closing Date. The Closing shall take place at such location as the parties shall agree at 9:00 a.m., San Francisco, California time, on December 17, 1999, or at such other time as the parties hereto shall agree, provided that all conditions set forth in Article IX shall have been satisfied or waived.

      Section 4.2. Payment on the Closing Date. Subject to fulfillment or waiver of the conditions set forth in Article IX, at Closing, Buyer shall pay $11,900,000 by wire transfer of immediately available funds to the bank account specified by Fitness Quinton in writing to Buyer, shall pay $100,000 by wire transfer of immediately available funds to the Escrow Agent specified in the Escrow Agreement, shall execute and deliver the Note provided for in Section 3.1(y) payable to Fitness Quinton and shall deliver the Shares provided for in
Section 3.1(z) to Fitness Quinton.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

      As of the date hereof and as of the Closing Date, each of Medical Quinton and Fitness Quinton represents and warrants to Buyer as follows:

      Section 5.1. Authorization, etc. Each of Fitness Quinton and Medical Quinton has the corporate power and authority to execute and deliver this Agreement and each of the Collateral Documents to which it will be a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Fitness Quinton of this Agreement, and the consummation of the transactions contemplated hereby have been, and on the Closing Date the execution and delivery by each of Fitness Quinton and Medical Quinton of each of the Collateral Documents to which it will be a party and the consummation of the transactions contemplated thereby will have been, duly authorized by all requisite corporate action of Fitness Quinton and Medical Quinton, as the case may be. Each of Medical Quinton and Fitness Quinton has duly executed and delivered this Agreement and on the Closing Date each of Fitness Quinton and Medical Quinton will have duly executed and delivered each of the Collateral Documents to which it is a party. This Agreement is, and on the Closing Date, each of the Collateral Documents to which Fitness Quinton or Medical Quinton is a party will be, legal, valid and binding obligations of Fitness Quinton or Medical Quinton, as the case may be, enforceable against it in accordance with their respective terms.

      Section 5.2. Corporate Status. (a) Each of Fitness Quinton and Medical Quinton is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full corporate power and authority to carry on its business as currently conducted and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

      (b) Each of Fitness Quinton and Medical Quinton is duly qualified or licensed to do business and is in good standing in each of the jurisdictions specified opposite its name in Schedule 5.2(b) which are the only jurisdictions in which the operation of the Fitness Business, or the character of the properties owned, leased or operated by it in connection with Fitness Business makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not have a Material Adverse Effect.

      (c) Each of Fitness Quinton and Medical Quinton has delivered to Buyer complete and correct copies of its certificate of incorporation and by-laws or other organizational documents, in each case, as amended and in effect on the date hereof. Neither Fitness Quinton nor Medical Quinton is in violation of any of the provisions of its certificate of incorporation or by-laws or other organizational documents.

      Section 5.3. No Conflicts, etc. The execution, delivery and performance by each of Fitness Quinton and Medical Quinton of, as the case may be, this Agreement and each of the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not materially conflict with, contravene, result in a material violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien (or any obligation to create any Lien) under (i) to Sellers' knowledge any Applicable Law applicable to either Fitness Quinton or Medical Quinton or any Affiliate thereof or any of the properties or assets of either Fitness Quinton or Medical Quinton (relating to the Purchased Assets), (ii) the certificate of incorporation or by-laws or other organizational documents of either Fitness Quinton or Medical Quinton or (iii) except as set forth in Schedule 5.3, any Contract or other contract, agreement or other instrument relating to the Fitness Business to which either Fitness Quinton or Medical Quinton or any Affiliate thereof is a party or by which any Seller or any of their properties or assets, including but not limited to the Purchased Assets, may be bound or affected. Except as specified in Schedule 5.3, no Consent is required to be obtained or made by either Fitness Quinton or Medical Quinton in connection with the execution and delivery of this Agreement and the Collateral Documents or the consummation of the transactions contemplated hereby and thereby except where the failure to obtain such consent would not have a Material Adverse Effect.

      Section 5.4. Financial Statement, Etc. Fitness Quinton has delivered to Buyer an unaudited statement of Fitness Quinton as of and for the nine months ended September 30, 1999 (the "Financial Statement"), including a balance sheet, a statement of income and a statement of cash flows. The Financial Statement has been prepared in accordance with GAAP and is consistent in all material respects with the financial statements prepared for QIC Holding Corp. To the best knowledge of Fitness Quinton, the Financial Statement presents fairly the financial condition of Fitness Quinton for the period indicated and reflects all costs that have historically been incurred by Fitness Quinton.

      Section 5.5. Absence of Undisclosed Liabilities. To the Sellers' knowledge, neither Fitness Quinton nor Medical Quinton has any liabilities or obligations of any nature, absolute, accrued, contingent or otherwise and whether due or to become due, arising out of or relating to the Fitness Business, except (a) as set forth in Schedule 5.5, (b) as and to the extent disclosed or reserved against in the Financial Statement (excluding the notes thereto), and (c) for liabilities and obligations that (i) were incurred after the date of the Financial Statement in the ordinary course of business consistent with prior practice and (ii) individually and in the aggregate are not material to the Fitness Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect. None of Fitness Quinton's employees is now or will by the passage of time hereinafter become entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to such date except as disclosed on the Financial Statement (excluding the notes thereto).

      Section 5.6. Taxes. (a) Except as shown on Schedule 5.6, all Tax Returns with respect to the Purchased Assets or Fitness Business required to be filed have been filed. All Taxes (whether or not reflected on such Tax Returns) with respect to the Purchased Asset or Fitness Business required to be paid have been paid.

      (b) The Buyer will not be required to deduct or withhold any consideration or amount paid to the Sellers pursuant to Section 1445(a) of the Code or any U.S. state or local tax law in connection with or resulting from the transaction contemplated by this Agreement.

         Section 5.7. Absence of Changes. Except as set forth in Schedule 5.7, since September 30, 1999, Fitness Quinton has conducted the Fitness Business only in the ordinary course consistent with prior practice and has not, on behalf of, in connection with or relating to the Fitness Business or the Purchased Assets:

         (a) suffered any Material Adverse Effect;

         (b) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, has had or could have a Material Adverse Effect;

         (c) discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current liabilities shown on the Financial Statement and current liabilities incurred since the thereof in the ordinary course of business consistent with prior practice;

         (d) assigned, mortgaged, pledged or otherwise subjected to Lien, any property, business or assets, tangible or intangible, held in connection with the Fitness Business;

         (e) sold, transferred, leased to others or otherwise disposed of any of the Purchased Assets, except for inventory sold in the ordinary course of business, or forgiven, canceled or compromised any debt or claim, or waived or released any right of substantial value;

         (f) received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which termination or loss, in any case or in the aggregate, has had or could have a Material Adverse Effect;

         (g) transferred or granted any rights or licenses under, or entered into any settlement regarding the breach or infringement of, any Intellectual Property, or modified any existing rights with respect thereto;

         (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any shareholder, director, officer, employee, salesman, distributor or agent of any Seller relat-ing to the Business, except in the ordinary course of business consistent with past practice;

         (i) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, agents, customers or suppliers;

         (j) failed to replenish the inventories and supplies in a normal and customary manner consistent with its prior practice, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice;

         (k) made any capital expenditures or capital additions or improvements in excess of an aggregate of $50,000;

         (l) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Fitness Business or the Purchased Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $50,000;

         (m) (i) entered into any transaction, contract or commitment other than in the ordinary course of business, (ii) breached any material contract or commitment or (iii) paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

         (n) made any material changes in policies or practices relating to selling practices, returns, discounts or other terms of sale or accounting therefor or in policies of employment;

         (o) made any prepayment of any accounts payable, delayed payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice, or made any other cash payments other than in the ordinary course of business;

         (p) failed to maintain all of the tangible Purchased Assets and all other tangible properties and assets owned, leased, occupied, operated or used in connection with the Fitness Business in good repair, working order and operating condition subject only to ordinary wear and tear;

         (q) failed to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried in connection with the Fitness Business; or

         (r) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         Section 5.8. Litigation. Except as set forth on Schedule 5.8, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to Sellers' knowledge, threatened against or relating to Fitness Quinton or Medical Quinton in connection with the Purchased Assets or the Fitness Business or against or relating to the transactions contemplated by this Agreement, and neither Fitness Quinton nor Medical Quinton knows or has reason to be aware of any basis for the same. Except as set forth in such Schedule 5.8, no citations, fines or penalties have been asserted against either Fitness Quinton or Medical Quinton with respect to the Fitness Business since June 5, 1998, under any Environmental Law or any foreign, federal, state or local law relating to occupational health or safety.

         Section 5.9. Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts. (a) Except as disclosed in Schedule 5.9(a) since June 5, 1998, Fitness Quinton and Medical Quinton have complied in all material respects with all Applicable Laws applicable to the Fitness Business or the Purchased Assets, and neither Fitness Quinton nor Medical Quinton has received any notice alleging any such conflict, violation, breach or default.

         (b) Schedule 5.9(b) sets forth all Consents necessary for, or otherwise material to, the conduct of the Fitness Business as conducted by Sellers prior to the Closing. Except as set forth in Schedule 5.9(b), all such Consents have been duly obtained and are in full force and effect, and each of Fitness Quinton and Medical Quinton is in compliance with each of such Consents held by it with respect to the Purchased Assets and the Fitness Business.

         Section 5.10. Operation of the Fitness Business. Except as set forth in
Schedule 5.10, (a) the Fitness Business has been conducted only through Fitness Quinton and not through any other divisions or any direct or indirect subsidiary or affiliate of Fitness Quinton and (b) no part of the Fitness Business is operated by Fitness Quinton through any entity other than Sellers.

         Section 5.11. Purchased Assets. Except as disclosed in Schedule 5.11, Fitness Quinton has good title to all the Purchased Assets free and clear of any and all Liens other than Permitted Liens. The Purchased Assets comprise all assets required for the continued conduct of the Fitness Business by Buyer as now being conducted. The

Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Fitness Business during the past twelve months (except Inventory sold, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by functionally equivalent properties or assets, in each case in the ordinary course of business, employees not to be hired by Buyer, and the Excluded Assets). Except for Excluded Assets, there are no material assets or properties used primarily in the operation of the Fitness Business and owned by any Person other than Fitness Quinton that will not be leased or licensed to Buyer under valid, current leases or license arrangements. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to Sellers' knowledge, except as disclosed in this Agreement, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use.

         Section 5.12. Contracts. (a) Schedule 5.12(a) contains a complete and correct list of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below (x) by which any of the Purchased Assets are bound or affected or (y) to which either Fitness Quinton or Medical Quinton is a party or by which it is bound, in each case in connection with the Fitness Business or the Purchased Assets (the "Contracts"):

                (i) employment, termination, retention, severance, change-of-control, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants;

                (ii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, and other agreements and instruments relating to the borrowing of money or obtaining of or extension of credit;

                (iii) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

                (iv) brokerage or finder's agreements;

                (v) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts);

                (vi) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, sale, lease or disposal of any Purchased Assets (other than sales of inventory in the ordinary course of business) or involving continuing indemnity or other obligations;

                (vii) orders and other contracts for the purchase or sale of materials, supplies, products or services, each of which involves aggregate payments in excess of $100,000 in the case of purchases or $250,000 in the case of sales;

                (viii) contracts with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $100,000 per annum or $500,000 in the aggregate;

                (ix) sales agency, manufacturer's representative, marketing or distributorship agreements;

                (x) contracts, agreements or arrangements with respect to the representation of the Fitness Business in foreign countries;

                (xi) master lease agreements providing for the leasing of both
         (A) personal property primarily used in, or held for use primarily in connection with, the Fitness Business and (B) other personal property;

                (xii) contracts, agreements or commitments with any employee, director, officer, stockholder or Affiliate of Fitness Quinton or Medical Quinton; and

                (xiii) any other contracts, agreements or commitments that are or will be material to the Fitness Business.

         (b) Buyer has been afforded access to complete and correct copies of all written Contracts, together with all amendments thereto, set forth or required to be set forth in Schedule 5.12(a).

         (c) To Sellers' knowledge, all Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of either Fitness Quinton or Medical Quinton or, to the best knowledge of either Fitness Quinton or

Medical Quinton, any other party thereto except as set forth in Section 5.12(c) and except for such events or conditions that, individually and in the aggregate, (i) have not had or resulted in, and will not have or result in, a Material Adverse Effect and (ii) have not and will not materially impair the ability of either Fitness Quinton or Medical Quinton to perform its obligations under this Agreement and under the Collateral Documents to which it is a party. Except as set forth in Schedule 5.12(c), no consent of any third party is required under any Contract as a result or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or any of the Collateral Documents or the consummation of the transactions contemplated hereby and thereby.

         (d) Except as set forth in Schedule 5.12(d), none of the Sellers has outstanding any power of attorney relating to the Fitness Business except for customary and limited powers of attorney issued for customs forwarding purposes.

         Section 5.13. Territorial Restrictions. Except as set forth on Schedule 5.13, Fitness Quinton is not restricted by any written agreement or understanding with any other Person from carrying on the Fitness Business anywhere in the world.

         Section 5.14. Inventories. All Inventories are of good, usable and merchantable quality in all material respects. Except as set forth on Schedule 5.14, (a) all Inventories are of such quality as to meet the quality control standards of Fitness Quinton and any applicable quality control standards of any Governmental Body, (b) all Inventories that are finished goods are saleable as current inventories at the current prices thereof in the ordinary course of business and (c) all Inventories are recorded on the books of the Fitness Business at the lower of cost or market value determined in accordance with GAAP. Schedule 5.14 lists the locations of all Inventories and reflects the book to physical inventory variance recorded pursuant to the physical inventory taken on June 1, 1999.

         Section 5.15. Customers. Schedule 5.15 sets forth (a) the names of all customers of the Fitness Business that ordered goods and services with an aggregate value for each such customer of $100,000 or more during the nine-month period ended September 30, 1999 and (b) the amount for which each such customer was invoiced during such period. Neither Fitness Quinton nor Medical Quinton has received any notice that any significant customer of the Fitness Business (i) has ceased, or will cease, to use the products, goods or services of the Fitness Business, (ii) has substantially reduced or will substantially reduce, the use of products, goods or services of the Fitness Business or (iii) will reduce the price it will pay for products, goods or services of the Fitness Business, including in each case after the consummation of the transactions contemplated hereby.

         Section 5.16. Products. (a) Warranties. Buyer has been furnished with complete and correct copies of the standard terms and conditions of sale for each of the products or services of the Fitness Business (containing guaranty, warranty and indemnity provisions). Except as provided under Applicable Law or as set forth on Schedule 5.16(a), no product manufactured, sold, or delivered by, or service rendered by or on behalf of, Fitness Quinton or Medical Quinton in connection with the Fitness Business is subject to any guaranty, warranty or other indemnity, express or implied, beyond such standard terms and conditions.

         (b) Product Liability. To Sellers' knowledge, except as set forth on
Schedule 5.5, 5.8 and 5.16(b), neither Fitness Quinton nor Medical Quinton has any liability or obligation of any nature (whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due), whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract, infringement or otherwise, in respect of any product, component or other item manufactured, sold, designed or produced in connection with the Fitness Business prior to the Closing by, or service rendered prior to the Closing by or on behalf of, Fitness Quinton, Medical Quinton or any predecessor thereto, that (i) is not adequately covered by policies of insurance or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons, (ii) is not otherwise adequately reserved against as reflected in the Financial Statement and (iii) will not otherwise be adequately reserved against.

         Section 5.17. Intellectual Property. (a) Title. Schedule 5.17(a) contains a complete and correct list of all Intellectual Property that is owned by Fitness Quinton or Medical Quinton and primarily related to, used in, held for use in connection with, or necessary for the conduct of, or otherwise material to the Fitness Business (the "Owned Intellectual Property"), provided that the term "Owned Intellectual Property" shall include but Schedule 5.17(a) need not set forth (i) inventions, trade secrets, processes, formulae, compositions, know-how, designs and confidential business and technical information and (ii) Intellectual Property that is both not registered or subject to application for registration and not material to the Fitness Business. Fitness Quinton owns or has the exclusive right, other than as noted on Schedule 5.17(a), to use pursuant to license, sublicense, agreement or permission all Intellectual Property Assets, free from any Liens (other than Permitted Liens) and free from any requirement of any past, present or future royalty payments, license fees, charges or other payments, or conditions or restrictions whatsoever. The Intellectual Property Assets comprise all of the Intellectual Property necessary for Buyer to conduct and operate the Fitness Business as now being conducted by Fitness Quinton.

         (b) Transfer. Immediately after the Closing, Buyer will own all of the Owned Intellectual Property and will have a right to use all other Intellectual Property Assets, free from any Liens (other than Permitted Liens) and on the same terms and conditions as in effect prior to the Closing, subject to any contrary actions taken by or against Buyer or conditions or restrictions imposed upon Buyer by itself or third parties.

         (c) No Infringement. To Sellers' knowledge, except as set forth on
Schedule 5.17(c), the conduct of the Fitness Business does not infringe or otherwise conflict with any rights of any Person in respect of any Intellectual Property. To the knowledge of the Sellers, none of the Intellectual Property Assets is being infringed or otherwise used or available for use, by any other Person.

         (d) Licensing Arrangements. Schedule 5.17(d) sets forth all agreements, arrangements or laws (i) pursuant to which either Fitness Quinton or Medical Quinton has licensed Intellectual Property Assets to, or the use of Intellectual Property Assets is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) by, any other Person and (ii) pursuant to which either Fitness Quinton or Medical Quinton has had Intellectual Property relating to the Fitness Business licensed to it, or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise). All of the agreements or arrangements set forth on Schedule 5.17(d) (x) are in full force and effect in accordance with their terms and no default exists thereunder by either Fitness Quinton or Medical Quinton, or to the knowledge of Fitness Quinton and Medical Quinton, by any other party thereto, (y) are free and clear of all Liens, and (z) do not contain any change in control or other terms or conditions that will become applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Fitness Quinton has delivered to Buyer true and complete copies of all licenses and arrangements (including amendments) set forth on Schedule 5.17(d). All royalties, license fees, charges and other amounts payable by, on behalf of, to, or for the account of, either Fitness Quinton or Medical Quinton or the Fitness Business in respect of any Intellectual Property are disclosed in the Financial Statement.

         (e) No Intellectual Property Litigation. Except at set forth on
Schedule 5.17(e), no claim or demand of any Person has been made nor is there any proceeding that is pending, or to the knowledge of either Fitness Quinton or Medical Quinton, threatened, which (i) challenges the rights of either Fitness Quinton or Medical Quinton in respect of any Intellectual Property Assets, (ii) asserts that either Fitness Quinton or Medical Quinton is infringing or otherwise in conflict with, or is, except as set forth in Schedule 5.17(d), required to pay any royalty, license fee, charge or other amount with regard to, any Intellectual Property, or (iii) claims that any default exists under any agreement or arrangement listed on Schedule 5.17(d), which default has been noticed, if required under the applicable agreement or arrangement, and has not been cured. None of the Intellectual Property Assets is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, arbitrator, or administrative agency, or has been the subject of any litigation within the last eighteen months, whether or not resolved in favor of either Fitness Quinton or Medical Quinton.

         (f) Due Registration, Etc. To Sellers' knowledge, the Owned Intellectual Property has been duly registered with, filed in or issued by, as be case may be, the United States Patent and Trademark Office, United States Copyright Office or such other filing offices, domestic or foreign, and Fitness Quinton and Medical Quinton have taken such other actions, to ensure full protection under any applicable laws or regulations, and such registrations, filings, issuances and other actions remain in full force and effect, in each case to the extent material to the Fitness Business.

         (g) Use of Name and Mark. Except as set forth in Schedule 5.17(g), there are, and immediately after the Closing will be, no contractual restriction or limitations pursuant to any orders, decisions, injunctions, judgments, awards or decrees of any Governmental Authority on Buyer's right to use the name and mark "Quinton" in the conduct of the Fitness Business as presently carried on by Fitness Quinton or as the Fitness Business may be carried on by Buyer after the Closing.

         (h) Year 2000 Compliance. Fitness Quinton and Medical Quinton have conducted an inventory of all Software used in or on behalf of the Fitness Business as well as the hardware and embedded microcontrollers in non-computer equipment used by or for the benefit of the Fitness Business (collectively, such Software, hardware, and other equipment shall be the "Commuter Systems") in order to determine which parts of the Computer Systems are not Year 2000 Compliant. Fitness Quinton and Medical Quinton have developed, funded and commenced a plan to modify or replace any Computer Systems that are not Year 2000 Compliant and have adequate resources to do so. Based on such review and plan, the Sellers believe that all Computer Systems are Year 2000 Compliant or will be Year 2000 Compliant by December 15, 1999. Fitness Quinton and Medical Quinton have also conducted a reasonable investigation into Year 2000 Compliant status of the operations of materials providers and service providers material to the Fitness Business. Fitness Quinton and Medical Quinton have a reasonable basis to believe, and do believe, that all such third parties will timely be Year 2000 Compliant and will be able to continue to conduct business with the Fitness Business without material disruption. Fitness Quinton and Medical Quinton have provided the Buyer copies of the inventory, Year 2000 Compliance Plan, a current Year 2000 Compliance status report and other documents related to the Year 2000 Compliant status of the Fitness Business.

         Section 5.18. Environmental Matters. (a) Permits. All Environmental Permits are identified in Schedule 5.18(a), and either Fitness Quinton or Medical Quinton currently holds all such Environmental Permits necessary to the Fitness Business except where the lack of an Environmental Permit would not have a Material Adverse Effect, and all such Environmental Permits shall be validly transferred to Buyer on the Closing Date. Neither Fitness Quinton nor Medical Quinton has been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the ordinary course of business.

         (b) No Violations. Each of Fitness Quinton and Medical Quinton and their Affiliates has complied and is in compliance in all material respects with all Environmental Permits and all applicable Environmental Laws pertaining to the Fitness Business (and the use or transferability thereof) and the Fitness Business. To Sellers' knowledge, no Person has alleged any violation by either Fitness Quinton or Medical Quinton or any of their Affiliates of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Fitness Business.

         (c) No Actions. Except as set forth in Schedule 5.18(c), neither Fitness Quinton nor Medical Quinton nor any of their Affiliates has caused or taken any action that has resulted or may result in, or has been or is subject to, any liability or obligation relating to (i) the environmental conditions on, under or about the Purchased Assets or other properties or assets owned, leased or used in connection with, necessary for the conduct of, or otherwise material to, the Fitness Business, or (ii) the past or present use, management, handling, transport, treatment, generation, storage or Release of any Hazardous Substances, except for any such liabilities and obligations that, individually and in the aggregate, are not material to the Fitness Business and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

         Section 5.19. Employees, Labor Matters, etc. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the best knowledge of any Seller after due inquiry, threatened with respect to any employee employed in the operation of the Fitness Business. Each Seller has materially complied with all provisions of Applicable Law pertaining to the employment of employees, including, without limitation, all such Applicable Laws relating to labor relations, equal employment, fair employment practices, entitlements, prohibited discrimination or other similar employment practices or acts, except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a material liability or obligation on the part of Buyer or the Fitness Business, and has not had or resulted in, and will not have or result in, a Material Adverse Effect.

         Section 5.20. Employee Benefit Plans and Related Matters. Schedule 5.20 lists each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (" ERISA"), to which Seller contributes or is a party or is bound or under which it may have liability and under which employees or former employees of the Fitness Business (or their beneficiaries) are eligible to participate or derive a benefit ("Employee Benefit Plans"). Seller has delivered to the Buyer true, correct and complete copies of all Employee Benefit Plans. None of the assets of the Fitness Business are subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation. No Employee Benefit Plan is subject to section 412 of the Code or section 302 or Title IV of ERISA.

         Section 5.21. Brokers, Finders, etc. All negotiations relating to this Agreement, the Collateral Documents, and the transactions contemplated hereby and thereby, have been carried on without the participation of any Person acting on behalf of Fitness Quinton or Medical Quinton or any of their Affiliates in such manner as to give rise to any valid claim against Buyer or any of its subsidiaries for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or sales representative of or consultant to Fitness Quinton or Medical Quinton or any of their Affiliates upon consummation of the transactions contemplated hereby or thereby.

         Section 5.22. Disclosure. No representation or warranty by Fitness Quinton or Medical Quinton contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Fitness Quinton or Medical Quinton to Buyer or its representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading.

         Section 5.23. Receivables. All of Fitness Quinton's receivables (including accounts receivable, loans receivable and advances) which have arisen in connection with the Fitness Business and which are reflected in the Financial Statement, and all such receivables which will have arisen since September 30, 1999, shall have arisen only from bona fide transactions in the ordinary course of business. Neither Quinton nor Medical Quinton has any knowledge of any facts or circumstances generally which would result in any material increase in the uncollectability of such receivables as a class in excess of the reserves therefor set forth on the Financial Statement. Schedule 5.23 hereto accurately lists as of September 30, 1999, all receivables arising out of or relating to the Fitness Business in excess of $50,000.00, the amount owing and the aging of such receivable, the name and last known address of the party from whom such receivable is owing.

         Section 5.24. Purchase of StairMaster Common Stock. (a) Fitness Quinton agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any Shares), except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Securities and Exchange Commission (the "Commission") thereunder, and in compliance with applicable state securities or "blue sky" laws.

         (b) Legends. Fitness Quinton acknowledges that the certificate or certificates representing the Shares shall bear the following legends:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCK SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER __, 1999, AND NEITHER THIS CERTIFICATE NOR THE SHARES REPRESENTED BY IT ARE ASSIGNABLE OR OTHERWISE TRANSFERABLE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCK SUBSCRIPTION AGREEMENT AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY."

          "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i)(A) SUCH DISPOSITION IS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED,
          (B) THE HOLDER HEREOF SHALL HAVE DELIVERED TO THE COMPANY AN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL SHALL BE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF SUCH ACT OR (C) A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, REASONABLY SATISFACTORY TO COUNSEL FOR THE COMPANY, SHALL HAVE BEEN OBTAINED WITH RESPECT TO SUCH DISPOSITION AND (ii) SUCH DISPOSITION IS PURSUANT TO REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION THEREFROM."

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Section 6.1. Representations and Warranties of Buyer. As an inducement to each Seller to enter into this Agreement and to consummate the transactions contemplated hereby, as of the date hereof and as of the Closing Date, Buyer represents and warrants to each Seller that:

         (a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) Authority of Buyer. (a) Buyer has full power and authority to execute and deliver this Agreement and any Collateral Document to be executed by it, to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance of this Agreement and any Collateral Document to be executed by Buyer have been duly authorized and approved by Buyer's board of directors and do not require any further authorization or consent of Buyer or, except for the waiver of certain preemptive rights, its shareholders; and (c) Buyer has duly executed and delivered this Agreement and on the Closing Date Buyer will have duly executed and delivered each Collateral Document to which it is a party. This Agreement is, and on the Closing Date, each of the Collateral Documents to which Buyer is a party will be, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms.

         (c) No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each of the Collateral Documents that it has executed, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (i) to Buyer's knowledge, any Applicable Law applicable to Buyer or any of the properties or assets of Buyer (other than the Purchased Assets), (ii) the certificate of incorporation or by-laws or other organizational documents of Buyer or (iii) except for the consent of lenders required under the Buyer's Credit Facility, dated as of September 5,1997, as amended, and the waiver of certain preemptive rights, any contract, agreement or other instrument to which Buyer or any Affiliate thereof is a party or by which Buyer's, or any of its Affiliates', properties or assets (other than the Purchased Assets) may be bound or affected. To Buyer's knowledge, except for Consents under the HSR Act and the consent of lenders required under the Buyer's Credit Facility, dated September 5, 1997, as amended, and the waiver of certain preemptive rights, no Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement or any Collateral Documents executed by Buyer or the consummation of the transactions contemplated hereby or thereby, except for Consents which have been obtained and except Consents that Buyer would not reasonably expect the failure to obtain to have a Material Adverse Effect on Buyer's ability to: (x) consummate the transactions contemplated hereby or by the Collateral Documents or (y) perform its obligations hereunder or thereunder.

         (d) No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

                                   ARTICLE VII
                        ACTIONS PRIOR TO THE CLOSING DATE

         The parties hereto respectively covenant and agree to take the following actions between the date hereof and the Closing Date:

         Section 7.1. Investigation by Buyer. Medical Quinton and Fitness Quinton shall afford to the employees and authorized representatives of Buyer (including independent public accountants and attorneys) reasonable access at times mutually agreeable to Buyer and Sellers to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Fitness Quinton and Medical Quinton to the extent Buyer shall deem necessary, and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets, the Sublease Agreement and Subleased Premises, the Assumed Liabilities, Consents, the business and the operations of Sellers, and the Transition Services Agreement, as shall be reasonably requested. No investigation made by Buyer or its representatives hereunder shall affect in any way the representations and warranties of Sellers hereunder.

         Section 7.2. Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article V or (vi) of this Agreement materially inaccurate as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

         Section 7.3. Consents of Third Parties. Sellers shall act diligently and reasonably, and Buyer shall cooperate with Sellers, to attempt to secure, after a public announcement of the transactions contemplated hereby and before the Closing Date:

         (a) The consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from each other Person party to each contract identified by Sellers in writing prior to the date hereof.

         (b) To the extent any Consent issued to Medical Quinton or Fitness Quinton necessary for the operation of the Fitness Business is assignable or transferable, any Consents of any Person (including any Governmental Body) required to be obtained in order to assign or transfer any such Consents to Buyer.

         (c) Notwithstanding foregoing Sections 7.3(a) and (b): (i) none of the parties hereto shall have any obligation to offer or pay any consideration in order to obtain any such Consents or related waivers (except for indemnification obligations as otherwise provided in Article X), (ii) the Purchase Price shall not be affected by failure to obtain any such Consents or waivers and (iii) Sellers shall have no liability or indemnification obligation whatsoever hereunder except for losses arising out of the failure of each Seller to act diligently and reasonably (from the date it becomes bound hereby) to assist in obtaining such Consents or waivers and except for liability an indemnity obligations arising out of a breach of representation and warranty hereunder.

         Section 7.4. Hart-Scott-Rodino Notification. Each of Buyer and Sellers, shall make the filings required to be made by such party under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the "HSR Act"), except to the extent such required filings have already been made, and shall request early termination. Buyer shall be responsible for all filing fees in connection with the filings required by the HSR Act.


                                  ARTICLE VIII
                              ADDITIONAL AGREEMENTS

         Section 8.1. Use of Trademarks. After the Closing, neither of the Sellers will, directly or indirectly, use or do business, and neither of the Sellers will allow any of their Affiliates to use or do business, or assist any other Person other than Buyer in using or doing business, under any name or trademark the same or similar to the trademarks identified in Schedule 5.17(a) (other than "Quinton"), which are being transferred to Buyer in connection herewith. Notwithstanding any other provision hereof, Sellers shall retain ownership of all rights to the trademarks, servicemarks, and tradenames of "Quinton" and "Medtrack," and any variations thereof; provided, however, that Sellers shall license the right to use the tradename "Quinton" pursuant to the terms of the Trademark License.

         Section 8.2. Confidentiality. (a) Subject to Section 12.1: (i) neither Seller shall disclose, and shall not permit any of their Affiliates, or any of its or their Affiliates', officers, directors, employees or agents (collectively, the "Seller Parties") to disclose, to any Persons, other than other parties hereunder, any Buyer Protected Information that is known to any of the Seller Parties on the Closing Date; and (ii) Buyer shall not disclose, and shall not permit any of its Affiliates, or any of its or its Affiliates', officers, directors, employees or agents (collectively, the "Buyer Parties") to disclose, to any Persons, other than other parties hereunder, any Seller Protected Information that is known to any of the Buyer Parties on the Closing Date. In the event the transaction contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith. The obligation of a party to treat such documents, materials and other information in confidence shall not apply to any information which such party reasonably deems necessary to disclose to obtain any Consents contemplated hereby.

         (b) Each of the Sellers acknowledges that the Buyer Parties hereto would be irreparably damaged in the event of a breach or a threatened breach of any of their respective obligations under this Section 8.2, and agrees (and each of Medical Quinton and Fitness Quinton shall cause each of their respective Affiliates to agree) that, in the event of a breach or a threatened breach of any such obligation, Buyer shall, in addition to any other rights and remedies available to it in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 8.2. In addition, each of the Buyer Parties acknowledges that the Sellers hereto would be irreparably damaged in the event of a breach or a threatened breach of any of their respective obligations under this Section 8.2, and agrees (and Buyer shall cause each of its Affiliates to agree) that, in the event of a breach or a threatened breach of any such obligation, each Seller shall, in addition to any other rights and remedies available to them in respect of such breach, be entitled to an injunction from a court of competent jurisdiction granting it specific performance of the provisions of this Section 8.2.

         Section 8.3. Taxes. With respect to taxes relating to or arising out of the transactions contemplated hereby, any sales tax, use tax, documentary stamp tax or similar tax attributable to the sale or transfer of the Purchased Assets, or any tax penalties or interest charges related to the same, shall be borne by Buyer. Buyer shall timely satisfy or otherwise discharge such taxes and file any necessary report with respect thereto.

         Section 8.4. Delivery of Possession. After the Closing, Sellers shall promptly take all steps and actions as Buyer may reasonably request to turn over actual possession and control of the Purchased Assets and, to the extent required by the Sublease Agreement, the Subleased Premises, and any documents and information required by Buyer in connection therewith. In addition, subject to the last sentence of Section 8.5, Sellers shall provide reasonable assistance including providing information necessary to comply with any rules or regulations of any Governmental Body or any law relating thereto; provided, that, Sellers shall have no obligation to expend any amount of funds in providing such assistance.

         Section 8.5. Further Assurances. Each of the Parties shall execute and deliver such other instruments and documents as the other parties hereto may reasonably request. In furtherance of the foregoing, the Sellers shall (i) provide reasonable cooperation to Buyer at its request in endeavoring to promptly obtain licenses, certificates, approvals, authorizations, agreements, contracts, leases, and other commitments included in the Purchased Assets which cannot be obtained prior to the Closing, and (ii) use their reasonable efforts jointly with Buyer to secure to Buyer the benefits thereof in some other manner where such rights are not transferable or assignable. Notwithstanding the foregoing and the provisions of Section 8.4, neither of the Sellers shall be required to expend any amount of funds or more than reasonable amounts of time (unless reasonably compensated therefor) to carry out the provisions of this
Section 8.5 or Section 8.4.

         Section 8.6. Financing. Buyer shall use its commercially reasonable efforts to obtain sufficient financing to consummate the transactions contemplated by this Agreement. Buyer agrees to keep Sellers regularly informed as to its progress with respect to obtaining commercially reasonable financing.

         Section 8.7. Non-Solicitation. Prior to any termination of this Agreement, pursuant to Section 11.1, Sellers agree to deal exclusively with Buyer with respect to the matters referred to in this Agreement and that they will not, and they will cause their stockholders, directors and agents not to, directly or indirectly, entertain, solicit or otherwise encourage any offer or negotiate or offer to negotiate or enter into any agreement relating to the sale of the Fitness Business, the stock of Fitness Quinton or any material portion of the assets of Fitness Quinton or give any potential buyer of the Fitness Business access to the books, records, facilities, assets and management of the Fitness business.

         Section 8.8. Conduct of Business. From the date hereof to the Closing Date, except as otherwise disclosed in this Agreement or as expressly permitted or required by this Agreement or as otherwise consented to by the Buyer in writing, Sellers will:

         (a) carry on the Fitness Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

         (b) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

         (c) as and when they become due, perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Fitness Business or the Purchased Assets, and comply in all material respects with all Applicable Laws applicable to it, the Purchased Assets or the Fitness Business;

         (d) not enter into or assume any material agreement, contract or instrument relating to the Fitness Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof; and

         (e) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Fitness Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee, except in the ordinary course of business, consistent with past practice.

         Section 8.9. Covenant Not to Compete. (a) Each Seller acknowledges that the Fitness Business has significant potential for expansion, that Buyer intends to operate the Fitness Business throughout the world (including, without limitation, the United States, Canada, Australia, Western Europe and South America) and that the operation of any same, similar or directly competitive business by any Seller anywhere in the world would materially detract from the value of the Fitness Business and the Purchased Assets transferred hereunder.

         (b) In furtherance of the sale of the Fitness Business and the Purchased Assets to Buyer, for a period commencing on the Closing Date and ending ten years thereafter, no Seller, or QIC Holding Corp. or any subsidiary thereof, will, directly or indirectly (including, without limitation, as a shareholder), (i) engage anywhere in the world in any business activity which is the same, or similar to, or directly competitive with, the Fitness Business now being conducted by the Sellers, for sale of any product or service now supplied by Sellers, (ii) use any customer list or other confidential information used in connection with the Fitness Business for any purpose competitive with the Fitness Business, or (iii) tamper with or induce any employee, agent, salesperson, contractor or any customer, supplier, manufacturer or dealer of Buyer to leave, to stop selling to or stop buying from Buyer or otherwise cease dealing with Buyer, provided that Sellers and their Affiliates shall not be prohibited from selling treadmills that are part of a stress test system or are used for medical or diagnostic testing in the Territory.

         (c) Each Seller acknowledges that the covenants contained in this
Section 8.9 were a material and necessary inducement for the Buyer to agree to the transactions contemplated hereby, that each Seller realized significant monetary benefit from these transactions, that violation of any of the covenants contained in this Section
8.9 will cause irreparable and continuing damage to Buyer, that Buyer shall be entitled to injunctive or other equitable relief from any court of competent jurisdiction restraining any further violation of such covenants and that such injunctive relief shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.

         (d) In case any one or more of the terms or provisions contained in this Section 8.9 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this
Section 8.9. In addition, if any one or more of the restrictions contained in this Section 8.9 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the extent compatible with applicable law.

                                   ARTICLE IX
                             CONDITIONS PRECEDENT TO
            OBLIGATIONS OF BUYER, MEDICAL QUINTON AND FITNESS QUINTON

         Section 9.1. Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date of the following conditions, which conditions Sellers agree to use reasonable good faith efforts to cause to be fulfilled:

         (a) Representations, Performance, etc.

         (i) The representations and warranties of Sellers contained in Article V shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Closing Date with the same effect as though made at and as of such time;

         (ii) Each Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

         (iii) Each Seller shall have delivered to Buyer a certificate dated the Closing Date and signed by its President or one of its Vice Presidents to the effect set forth above in this Section 9.1(a):

         (b) Termination of Hart Scott Rodino Waiting Period. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any proceeding or litigation to enjoin or delay the consummation of the transactions contemplated hereby;

         (c) No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted, which has not been dismissed, by a third party to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

         (d) Consents. Sellers shall have obtained, assigned and delivered to Buyer (x) the consent of Monark Exercise AB to the assignment to Buyer of the Distribution Agreement with Monark Exercise AB, dated June 30, 1999 and (y) all other Consents reasonably necessary to operate the Fitness Business;

         (e) Collateral Documents. Each Seller shall have entered into and delivered each of the Collateral Documents to which it is intended to be party;

         (f) Filings. Sellers shall have obtained duly executed UCC-3 statements in form and substance reasonably satisfactory to Buyer and its counsel, as shall be effective to vest in Buyer valid and marketable title to the Purchased Assets, free and clear of any liens and encumbrances other than liens and encumbrances created by Buyer and the Permitted Liens listed in clauses (a) and
(b) of the definition of such term;

         (g) Assignment of Patents and Patent Applications. An assignment of the patents and patent applications listed on Schedule 5.17(a) pursuant to reasonably acceptable form(s) prepared by Buyer for filing with the U.S. Patent and Trademark Office.

         (h) Opinions of Counsel. Buyer shall have received an opinion, addressed to it and dated the Closing Date, of Greene Radovsky Maloney & Share LLP, special counsel to Sellers, in the form of Exhibit I;

         (i) Secretary's Certificate. Each Seller shall have delivered to Buyer a certificate of its secretary, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to incumbency and signatures of its officers executing this Agreement and any Collateral Document that such Seller has executed; and

         (j) Section 1445 Tax Certificate. A certificate pursuant to Internal Revenue Service Code Section 1445, executed by each Seller, indicating that it is not a foreign Person.

         (k) No Material Adverse Change. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in a Material Adverse Effect on the value of the Purchased Assets taken as a whole.

         (l) Financing. Buyer shall have obtained funds sufficient, after using its commercially reasonable efforts to do so, to enable Buyer to consummate the transactions contemplated by this Agreement on such terms as are satisfactory to Buyer.

         (m) Purchase of Common Stock of StairMaster Holding, Inc. Fitness Quinton shall have executed and delivered the Stock Subscription Agreement.

         (n) Satisfactory Review. Buyer and its accountants, legal counsel and other authorized representatives shall have been given reasonable and appropriate access to and been permitted to review the assets, books and records and to interview the management of the Sellers and such other information as shall have been reasonably requested by Buyer, in order that Buyer may have the opportunity to make such investigation as it shall desire to make of the affairs and the assets of the Fitness Business, and Buyer shall be satisfied with the results thereof.

         (o) Washington State Tax Exemption Certificate. Sellers shall have executed and delivered a resale exemption certificate indicating those assets which constitute inventory or other assets held for resale, a manufacturing equipment exemption certificate with respect to manufacturing equipment, and such other certificates with respect to exemptions to Washington State sales and transfer taxes as Buyer may reasonably request.

         Section 9.2. Conditions to Obligations of Sellers. The obligation of each Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by such Seller), on or prior to the Closing Date, of the following conditions, which the Buyer agrees to use reasonable good faith efforts to cause to be fulfilled:

         (a) Representations, Performance, etc.

         (i) The representations and warranties of Buyer contained in Article VI shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the Closing Date, with the same effect as though made at and as of such time;

         (ii) Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

         (iii) Buyer shall have delivered to Sellers a certificate dated the Closing Date and signed by its President or a Vice President to the effect forth above in this Section 9.2(a);

         (b) Termination of Hart Scott Rodino Waiting Period. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated, and neither the Department of Justice nor the Federal Trade Commission shall have instituted any proceeding or litigation to enjoin or delay the consummation of the transactions contemplated hereby;

         (c) No Restraint or Litigation. No action, suit, investigation or proceeding shall have been instituted, which has not been dismissed, by a third party to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby;

         (d) Collateral Documents. Buyer shall have entered into and delivered each of the Collateral Documents to which it is intended to be a party;

         (e) Opinions of Counsel. Sellers shall have received an opinion, addressed to it and dated the Closing Date, of Debevoise & Plimpton, special counsel to Buyer, in the form described at Exhibit J;

         (f) Secretary's Certificate. Buyer shall have delivered to Sellers a certificate of its secretary, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to incumbency and signatures of the officers of Buyer executing this Agreement and any Collateral Document executed by it; and,

         (g) Stock Subscription Agreement and Registration Rights Agreement. StairMaster Holding, Inc., John Rutledge Partners II, L.P. and John Rutledge Partners II - Parallel Fund, L.P. shall have executed and delivered the Stock Subscription Agreement and an amendment to the Registration Rights Agreement adding Fitness Quinton and its permitted assignees as a party thereto.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1. Indemnification by Sellers. The Sellers, jointly and severally, covenant and agree to defend, indemnify and hold harmless Buyer, its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Buyer

Indemnitees") from and against, and pay or reimburse Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses and reasonable attorneys' and accountants' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses", and, individually, a "Loss") incurred or suffered by Buyer, in connection with, resulting from or arising out of:

         (a) any inaccuracy of any representation or warranty made by any Seller herein or under any Collateral Document which it has executed and delivered (without reference to any qualifications as to knowledge or materiality);

         (b) any failure of Sellers to perform any covenant or agreement hereunder or under any Collateral Document executed and delivered by it;

         (c) any Excluded Liabilities or Excluded Assets;

         (d) subject to Section 10.3(c) ownership of the Purchased Assets or operation of the Fitness Business for the period prior to the Closing Date; or

         (e) any failure to comply with any applicable bulk sales law.

         Section 10.2.  Sellers Indemnity Limitations.

         (a) Survival. The indemnification provided for: (i) in Section 10.1(a) shall survive for a period of eighteen months from the Closing Date; (ii) in
Section 10.1(e) shall survive for the applicable statute of limitations period; and (iii) in Sections 10.1(b), 10.1(c) and 10.1(d) shall not expire.

         (b) Deductibles and Threshold. Notwithstanding any other provision hereof, the Sellers shall not have any obligation under Section 10.1(a) to any indemnified party thereunder until the Losses arising therefrom exceed $250,000 in the aggregate (the "Aggregate Threshold"). The Buyer shall be liable under
Section 10.1(a) for all losses up to the Aggregate Threshold without any right to indemnification or damages from the Sellers for such amounts.

         (c) Aggregate Liability. The aggregate liability of the Sellers (including the liability of any successor, assign, or Affiliate thereto, if any) for all claims and Losses under Sections 10.1(a) and 10.1(e), together, shall not exceed $2,000,000.

         Section 10.3. Indemnification by Buyer. Buyer covenants and agrees to defend, indemnify and hold harmless each Seller, its respective officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the "Seller Indemnitees") from and against any and all Losses incurred or suffered by any Seller in connection with, resulting from or arising out of:

         (a) any inaccuracy of any representation or warranty made by Buyer herein or under any Collateral Document executed and delivered by Buyer (without reference to any qualifications as to knowledge or materiality);

         (b) any failure of Buyer to perform any covenant or agreement hereunder or under any Collateral Document executed and delivered by Buyer;

         (c) any Assumed Liabilities; or

         (d) ownership of the Purchased Assets or operation of the Fitness Business on or after the Closing Date except to the extent such Losses result from or arise out of the Excluded Liabilities or constitute Losses for which Sellers are required to indemnify Buyer under Section 10.1 and except to the extent such Losses result from a breach by Seller of its obligations under the Transition Services Agreement.

         Section 10.4.  Buyer's Indemnity Limitations.

         (a) Survival. The indemnification provided for: (i) in Section 10.3(a) shall survive for a period of eighteen months from the Closing Date; and (ii) in
Section 10.3(b), 10.3(c) and 10.3(d) shall not expire.

         (b) Deductibles and Threshold. Notwithstanding any other provision hereof, Buyer shall not have any obligation under Section 10.3(a) to Sellers thereunder until the Losses arising therefrom exceed the Aggregate Threshold. The Sellers shall be liable under Section 10.3(a) for all losses up to the Aggregate Threshold without any right to indemnification or damages from Buyer for such amounts.

         (c) Aggregate Liability. The aggregate liability of Buyer (including the liability of any successor, assign, or Affiliate thereto, if any) for all claims and Losses under Section 10.3(a), shall not exceed $2,000,000.

         Section 10.5. Indemnification Procedures. In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), written notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in such Indemnifying Party being damaged as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto or the claim or litigation is likely to have a material adverse effect on the Indemnified Party, if determined adversely to such Indemnified Party, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party (subject to Sections 10.1, 10.2, 10.3 and 10.4), provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this
Section 10.5 and the records of each shall be reasonably available to the other with respect to such defense.

         Section 10.6. Sole and Exclusive Remedy. The provisions of this Article X shall provide the sole and exclusive remedy of all Buyer Indemnitees and Seller Indemnitees for breach of any provisions of this Agreement or any untrue representation or warranty with respect to any matter within the scope or addressed by Sections 10.1(a), (b), (c), (d) or (e) or 10.3(a), (b), (c), or
(d), without reference to any limitations imposed on such indemnification rights under Section 10.2 or 10.4 (i.e., assuming no Aggregate Threshold, no aggregate liability, and no time limited existed on the bringing of such claim); except with respect to injunctive relief. In furtherance of the foregoing, the parties hereto hereby irrevocably waive their right to bring an action for damages or to enforce any other rights or claims whatsoever with respect to matters so addressed by Sections 10.1(a), (b), (c), (d) and (e) and 10.3(a), (b), (c) or
(d), except as expressly set
forth in this Article X and except for claims with respect to the Collateral Documents. In the event an Indemnified Party becomes entitled to assert a claim for indemnification under Section 10.1 or 10.3, as applicable, regardless of the nature of the Loss, any action on the claim shall be commenced within one year after the date on which the Indemnified Party first had actual knowledge of the occurrence or existence of the claim, and if an action thereon is not commenced within such one year period, such claim shall thereafter be forever barred and the Indemnifying Party shall have no further indemnification obligation with respect to such Loss.

         Section 10.7. Tax Treatment of the Indemnity Payments. The parties agree that any indemnity payment made under this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes unless otherwise required by law.


                                   ARTICLE XI
                                   TERMINATION

         Section 11.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual consent of Buyer, on the one hand, and Fitness Quinton and Medical Quinton, on the other hand; or

         (b) by Buyer, Medical Quinton or Fitness Quinton, if the Closing shall not have occurred on or before December 17, 1999.

         Section 11.2. Notice of Termination. Any party terminating this Agreement pursuant to Section 11.1 shall give prompt written notice of such termination to the other party to this Agreement.

         Section 11.3. Effect of Termination. In the event that this Agreement shall be terminated prior to the Closing pursuant to Section 11.1, all further obligations of the parties under this Agreement (other than Sections 8.2, 12.1 and 12.7) shall be terminated without further liability of any party to the other.

         Section 11.4. Liquidated Damages. Notwithstanding anything contained herein to the contrary, if the Closing has not occurred prior to December 17, 1999 for any reason other than because the conditions set forth in Section 9.1 (other than clauses (l) or (n) thereof) have not been fulfilled, within ten (10) days of demand therefor Buyer shall pay to Medical Quinton, as liquidated damages and not as a penalty, and as the sole and exclusive remedy for such failure, $l,000,000. The parties acknowledge that in the event of such a failure to close the transaction, the damages to Sellers would be significant but extremely difficult or impractical to determine. Therefore, the parties acknowledge that, after negotiation, they have agreed on the above amount as a reasonable estimate of Sellers' damages. If Buyer should challenge the applicability on efficacy of this provision, Sellers shall be entitled to any and all other damages and remedies otherwise provided by law.



         /s/ HB                          /s/ MB                        /s/ MB
------------------------      -------------------------     -------------------------
    Buyer's Initials              Fitness Quinton's             Medical Quinton's
                                        Initials                     Initials



                                   ARTICLE XII
                               GENERAL PROVISIONS

         Section 12.1. No Public Announcement. Prior to the Closing, no party hereto shall, and each party hereto shall to the extent possible ensure that none of its Affiliates shall, without the prior written approval of the other parties hereto make any press release or other public announcement concerning the transactions contemplated by this Agreement or take any other action that would result in the disclosure of such matters, except as and to the extent that any such party shall be so obligated by law or court or administrative order (in which case the party obligated to make such disclosure shall advise the other parties hereto in advance). The parties hereto shall use their best efforts to cause a mutually agreeable release or announcement to be issued in the event:
(a) a disclosure prior to Closing is required to be made by law or court or administrative order or (b) any party hereto reasonably wishes to make an announcement to its employees or to the public generally.

         Section 12.2. Notices. All notices, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or by recognized overnight courier, or by facsimile, (in each case during regular business hours on a business day), or shall be deemed given on the third business day after sending when sent by registered or certified mail, addressed as follows:

         If to Buyer, to:

         StairMaster Sports/Medical Products, Inc.
         12421 Willows Road, N.E., Suite 100

         Kirkland, WA 98034
         Fax No:  425-821-3794
         Attention:  Mr. Tom Bryant
         President & CEO

         with a copy to:

         Debevoise & Plimpton
         875 Third Avenue
         New York, New York 10022
         Fax No. 212-909-6836
         Attention: David Schwartz, Esq.

         If to Medical Quinton, to:

         Quinton Instrument Company
         3303 Monte Villa Parkway
         Bothell, WA 98021-8906
         Fax No: 425-402-2001
         Attention: President

         with a copy to:

         Greene Radovsky Maloney & Share LLP
         4 Embarcadero Center, Suite 4000
         San Francisco, CA 94111-4103
         Fax No: (415) 777-4961
         Attention:  Russell D. Pollock, Esq.

         If to Fitness Quinton, to:

         Quinton Fitness, Inc.
         3303 Monte Villa Parkway
         Bothell, WA 98021-8906
         Fax No: 425-402-2001
         Attention:  President

         with a copy to:

         Greene Radovsky Maloney & Share LLP
         4 Embarcadero Center, Suite 4000

         San Francisco, CA 941114103
         Fax No:  (415) 777-4961
         Attention:  Russell D. Pollock, Esq.

or to such other address as such party may indicate by a notice delivered to the other party hereto.

         Section 12.3. Successors and Assigns. A party's rights under this Agreement shall not be assignable without the written consent of the other parties hereto. This Agreement, including the indemnification provisions set forth in Article X, shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and their successors and permitted assigns any right, remedy or claim under or by reason of this Agreement and this Agreement shall not be interpreted or enforced as a third-party beneficiary contract.

         Section 12.4. Entire Agreement: Amendments, etc. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, may not be contradicted by evidence of any prior or contemporaneous agreement and supersede all prior agreements, understandings or letters of intent or among any of the parties hereto, including any letter of intent. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto or its successor in interest. The rights and remedies herein are cumulative with and not exclusive of any rights or remedies that any party may otherwise have at equity to seek an injunction or specific performance. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy or breach or any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, concurrence or other state of facts upon which any claim of any inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach.

         Section 12.5. Interpretation. Article titles and section headings herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Exhibits and Schedules attached and referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

         Section 12.6. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         Section 12.7. Expenses. Each party hereto will pay (whether or not the transactions contemplated hereby shall be consummated) all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

         Section 12.8. Execution in Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

         Section 12.9. Governing Law. This Agreement shall be governed by and construed in accordance, including as to validity, interpretation and effect, with the internal laws of the State of Washington, without giving effect to the conflicts of laws rules thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.



QUINTON INSTRUMENT COMPANY                  QUINTON FITNESS, INC.


By:  /s/ Michael Blomeyer                   By:  /s/ Michael Blomeyer
   ------------------------------------        ---------------------------------
     Its President                               Its President

STAIRMASTER SPORTS/MEDICAL
PRODUCTS, INC.


By:  /s/ Tom Bryant
     Its President